EXHIBIT 2.2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (hereinafter the “Agreement”), dated as of the 25th day of August, 2016 by and between:

BMC Capital, Inc., a corporation created under the laws of the State of Nevada (hereinafter the “Buyer”), and;

Hard Asset Management, Inc., a corporation created under the laws of the Commonwealth of Puerto Rico (hereinafter the “Seller”).

SECTION 1

TERMS OF SALE

1.1 Assets. For good consideration the parties mutually agree that Seller agrees to sell, and Buyer agrees to buy the following described property: Seller’s shares of stock (“Shares of Stock”) representing one-hundred percent (100%) of all the issued and outstanding shares of stock in the Seller.

1.2 Purchase Price. The Purchase Price of the Shares of Stock is the sum of One-Thousand Dollars ($1,000.00).

1.3 Payment Terms. The Purchase Price shall be paid by the Buyer to the Seller simultaneously with the execution of this Agreement.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the following statements are true and correct as of the date hereof:

2.1 Title. The Seller represents and warrants his good and legal title to said property, his full authority to sell said property, and that said property is sold by warranty bill of sale free and clear of all liens, encumbrances, liabilities, and adverse claims of every nature and description whatsoever. Furthermore, Seller owns one-hundred percent (100%) of Seller’s stock.

2.2 Transfer of Title. The Seller represents and warrants that as of the day and year above first written, the Seller will present to the Buyer the Shares of Stock for its duly transfer of title to the Buyer, at the address listed below:

Madrid Condominium, Suite 304

1760 Loiza Street

San Juan, Puerto Rico 00911

2.3 Rights and Privileges. The Seller represents and warrants that as the current title owner of the Shares of Stock is entitled to all rights and privileges upon the Shares of Stock.

2.4 Authorization and Enforceability. The Seller represents and warrants that all requisite action to approve, sign, deliver, and perform this Agreement and each of any or all requisite action to approve, sign, the other agreements and documents signed and delivered by or on behalf of Seller in connection herewith, if any, is duly authorized and enforceable on the Seller or its agents.

All other agreements and documents signed and delivered by or on behalf of the Seller in connection herewith, if any, constitute the binding obligations of the Seller enforceable in accordance with their respective terms.

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SECTION 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and guarantees to the Seller that the following statements are true and correct as of the date hereof:

3.1 Organization and Power. The Buyer represents and warrants that the Buyer has the full legal power to sign, deliver, and perform this Agreement and all other agreements and documents to be signed and delivered in connection herewith.

3.2 Authorization and Enforceability. The Buyer represents and warrants that all requisite action to approve, sign, deliver, and perform this Agreement and each of the other agreements and documents delivered by or on behalf of the Buyer in connection herewith, if any, is duly authorized and enforceable on the Buyer or its agents.

All other agreements and documents signed and delivered by or on behalf of the Buyer in connection herewith, if any, constitute the binding obligations of the Buyer enforceable in accordance with their respective terms.

3.3 Investment. The Buyer represents and warrants that the purchase of the Shares of Stock is for investment and not with a view to the resale or distribution thereof, and that the Buyer presents no intention of selling, or otherwise disposing of the Shares of Stock, provided that the disposition of the Shares of Stock shall at all times be and remain within the Buyer’s control.

3.4 No Conflicts. The Buyer represents and warrants that is not acting in violation of any organizational provision or agreement to which it is a party or beneficiary.

SECTION 4

MISCELLANEOUS COVENANTS

4.1 Binding Effect. Except as may be otherwise provided herein, this Agreement and all the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.2 Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

4.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.

4.4 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the Commonwealth of Puerto Rico without giving effect to the conflict of law’s provisions thereof.

4.5 Severability. In general, if any provision of this Agreement will be held unenforceable, invalid, or void to any extent for any reason, such provision will remain in force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement will not be affected thereby.

4.6 Entire Agreement. This Agreement and other documents to be delivered hereunder constitute the entire understanding and agreement between the parties hereto concerning the subject matter hereof.

4.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign this Agreement without the written consent of the other.

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4.8 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument signed by all of the parties, which specifically refers to this Agreement.

4.9 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the partieshereto to express their mutual intent, and no rule of strict construction will be applied against either party.

4.10 Expenses. The Buyer will pay all of the Buyer’s legal expenses in connection with the preparation, negotiation and closing of the purchase and the Buyer or any transferee legal expense in connection with any amendment or waiver of rights pursuant to the definitive agreement. Also, the Buyer will pay all legal expense in connection with filing of any documents regarding this investment with governmental agencies.

IN WITNESS WHEREOF, the parties have hereunto set their hands, or cause the same to be signed, the day and year above first written.

BUYER: BMC Capital, Inc.	SELLER: Hard Asset Management, Inc.
/s/Thomas Gingerich	/s/ Christian Briggs
By: Thomas Gingerich	By: Christian Briggs
Title: Chief Financial Officer	Title: President and CEO

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